EXHIBIT 99.1

TV Goods, Inc. and 50 Cent's SMS Audio, LLC Move from Term Sheet and Sign Definitive Agreement

TV Goods, Inc. has signed a definitive agreement to shoot and air an infomercial with retail participation

CLEARWATER, FL -- (Marketwire) – May,__ 2011 – TV Goods, Inc. ("TV Goods"), a direct response marketing organization and wholly owned subsidiary of H & H Imports, Inc. (OTCBB: HNHI), has announced that it and SMS Audio, LLC ("SMS"), an affiliate of rapper and business-mogul 50 Cent, have signed an exclusive definitive agreement for TV Goods to produce and distribute a direct response television infomercial to globally market a wireless over-the-ear headphone product. The product will be endorsed by and will bear the name of “50 Cent.”

TV Goods originally entered into a tri-party agreement between Sleek Audio, LLC and G-Unit, LLC (a company owned by 50 Cent), the “Tri-Party Agreement.” Upon the termination of that agreement, TV Goods and 50 Cent, via his affiliate company, SMS Audio, LLC, entered into a Term Sheet for the two parties to continue joint efforts to produce and distribute a direct response television infomercial to globally market a wireless over-the-ear headphone product offered or sold by SMS that is endorsed by and bears the name of "50 Cent." Sleek was not a party to that Term Sheet.

Kevin Harrington, Chairman of TV Goods stated, “I’m very excited about finalizing the definitive agreement with SMS Audio.  With TV Goods working directly with 50 Cent’s SMS we no longer have to rely on third parties to assist in the execution of taking this product to market.”

Under the terms of the agreement, TV Goods will begin pre-production creative, media and marketing plans in conjunction with 50 Cent for the imminent launch of the product.  The infomercial is scheduled to begin pre-production in June with product expected to be available in the fourth quarter of this year.

TV Goods will initially launch the product in the form of direct response commercials to drive product awareness and generate sales. Viewers will initially be able to purchase the product via a 1-800 number and also through the company’s product website.

50 Cent stated, "I am so glad that we have the TV Goods deal done, so I can now focus my energy on getting the product to market ASAP. TV Goods will start things off with television and the web and I will be promoting the product in my music videos, TV and radio appearances, on stage at my concerts, through my social networking sites, and where I can, in my movies. This is going to be exciting!”

About The Company:

H & H Imports, Inc. is the parent company of TV Goods, Inc. TV Goods, Inc. is a direct response marketing company. We identify, develop and market consumer products for global distribution. TV Goods was established by Kevin Harrington, a pioneer of direct response television. Kevin Harrington is an original investor on the ABC show Shark Tank, which is produced by Sony Pictures Television and reality TV mogul Mark Burnett.  For more information go to www.TVGoodsInc.com.

Forward-Looking Statements:

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "future," "plan" or "planned," "expects," or "projected." These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulty in identifying and marketing products, intense competition and additional risks factors as discussed in reports filed by the company with the Securities and Exchange Commission, which are available at http://www.sec.gov.

Contact:
TV Goods Holding Corporation
Kathryn Goodbread
kgoodbread@tvgoodsinc.com
727-474-0598